Exhibit 10.24

SUBLEASE

BY AND BETWEEN

INFORMATICA CORPORATION

AND

NIKU CORPORATION

FOR SUBLEASE PREMISES LOCATED AT

2000 SEAPORT BLVD, SUITES 100 AND 300

REDWOOD CITY, CALIFORNIA 94063

(A portion of Building 2)

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Copy of Master Lease
Exhibit B	Plan of Sublease Premises
Exhibit B-1	Plan of Warehouse and UPS Areas
Exhibit C	Hazardous Materials Definition
Exhibit D	Initial T.I.’s
Exhibit E	Furniture List
Exhibit F	Recurring Building Maintenance Costs for 2005

BASIC SUBLEASE INFORMATION

This Basic Sublease Information is provided solely as a convenience to summarize certain Sublease provisions and is not intended as a complete summary of all material terms and conditions of the Sublease. In the event of any inconsistency between any information shown in this Basic Sublease Information and the provisions of the Sublease, the provisions of the Sublease shall govern.

Address of Sublease Premises:	2000 Seaport Blvd., Suites 100 and 300
Redwood City, CA 94063

Subtenant’s Name and Address for Notice:	Prior to the Sublease Commencement Date:

Niku Corporation
305 Main Street
Redwood City, CA 94063
Attn: Chief Financial Officer

After the Sublease Commencement Date:

Niku Corporation
2000 Seaport Blvd., Suite 300
Redwood City, CA 94063
Attn: Chief Financial Officer

With a courtesy copy to:	Hopkins & Carley,
A Law Corporation
70 S. First Street
San Jose, CA 95113
Attn: Julie A. Frambach, Esq.

Sublandlord’s Name and Address for Notice:	Informatica Corporation
100 Cardinal Way
Redwood City, CA 94063
Attention: General Counsel

With a courtesy copy to:
Buchalter Nemer Fields & Younger
333 Market Street, 25th Floor
San Francisco, CA 94105
Attention: Robert B. Anderson, Esq.

Master Landlord:	Pacific Shores Investors, LLC
c/o Jay Paul Company
353 Sacramento Street, Suite 1740
San Francisco, CA 94111

With a courtesy copy to:
Thomas G. Perkins, Esq.
99 Almaden Blvd., 8th Floor
San Jose, CA 95113

-i-

Permitted Use:	Office, research and development and other uses permitted under the Master Lease

Rentable Area of Sublease Premises:	Approximately 51,063 rentable square feet, consisting of approximately 15,422 sf comprising a portion of the first floor and 35,641 comprising the 3rd Floor at 2000 Seaport Blvd. as shown on Exhibit B as well as the warehouse and UPS areas cross-hatched on Exhibit B-1 (provided that the warehouse and UPS areas are not included in the rentable square feet of the Sublease Premises, and Subtenant’s use of and access to the warehouse and UPS areas shall be shared with the other subtenants of the Building, if any, subject to the provisions of Section 1(f) of the Sublease).

Subtenant’s Percentage Share:	37.66%

Subtenant’s Share of Master Premises Operating Expenses:	37.66%

Sublease Commencement Date:	June 15, 2005, subject to adjustment pursuant to Section 1(b) of the Sublease.

Sublease Expiration Date:	August 18, 2008, subject to renewal in accordance with Section 4 of the Sublease.

Base Rent Commencement Date:	October 15, 2005, subject to adjustment pursuant to Section 1(b) of the Sublease.

Monthly Base Rent:

	Period	Monthly Base Rent
	June 15, 2005 to August 14, 2005	None (Utilities and Janitorial Expenses only)

	August 15, 2005 to October 14, 2005	None (Utilities, Janitorial Expenses, Master Premises Operating Expenses and Building Maintenance Costs Only)

	October 15, 2005 to October 14, 2006	$33,190.95 ($0.65 per rsf per month)

	October 15, 2006 to November 14, 2007	$44,935.44 ($0.88 per rsf per month)

	November 15, 2007 to August 14, 2008	$50,041.74 ($0.98 per rsf per month)

-ii-

Security Deposit:	$90,000

Prepaid Rent:	$70,977.57

Subtenant’s Broker:	Wayne Mascia Associates

Sublandlord’s Broker:	BT Commercial

-iii-

SUBLEASE

THIS SUBLEASE (the “Sublease”) is entered into effective as of                  , 2005 (the “Effective Date”) by and between INFORMATICA CORPORATION, a Delaware corporation (“Sublandlord”), and NIKU CORPORATION, a Delaware corporation (“Subtenant”). Capitalized terms used herein that are not specifically defined herein or in the Basic Sublease Information shall have the respective meanings accorded to them in the Master Lease.

RECITALS

A. Sublandlord, as Lessee, is leasing from Pacific Shores Center, LLC (“Master Landlord”), those certain premises located at 2000 Seaport Boulevard, Redwood City, California 94063 (the “Premises”) pursuant to that certain Triple Net Building Lease dated effective February 22, 2000 (the “Master Lease”). Subtenant acknowledges having reviewed the Master Lease, a copy of which is attached as Exhibit A hereto.

B. Sublandlord desires to lease to Subtenant and Subtenant desires to lease from Sublandlord a portion of the Premises on the terms and conditions set forth in this Sublease.

AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

1. SUBLEASE PREMISES

(a) Sublandlord hereby leases to Subtenant and Subtenant hires from Sublandlord that certain portion of the Premises, together with the appurtenances thereto, commonly known and described as 2000 Seaport Boulevard, Suites 100 and 300, Redwood City, California, being the entire third floor and a portion of the first floor of the building commonly known as 2000 Seaport Boulevard, Redwood City, California 94063 (the “Building”) and consisting of approximately 51,063 rentable square feet in the Building shown on the plan attached as Exhibit B hereto, plus that certain warehouse and UPS areas indicated with cross-hatch marks on the plan attached as Exhibit B-1 hereto (collectively, the “Sublease Premises”). Notwithstanding any other provision of this Sublease to the contrary, Sublessee’s rights to that portion of the warehouse (other than the cage therein built for Sublessee) and the UPS area is non-exclusive and subject to the usage of such areas by other tenants of the Premises.

(b) Subject to the provisions of Section 3(e) below, Sublandlord shall deliver possession of the Sublease Premises to Subtenant in the required condition on June 15, 2005. In the event that Sublandlord is unable to deliver possession of the Sublease Premises to Subtenant in the required condition by June 15, 2005 (and such delay is not attributable to any act or omission of Subtenant), then Sublandlord shall not be liable for any damage caused thereby, nor shall this Sublease be void or voidable, nor shall the term hereof be extended beyond the Sublease Expiration Date specified in the Basic Sublease Information, but the Base Rent Commencement Date for the Sublease Premises shall be delayed one day for each day after June 15, 2005 until Sublandlord has delivered the Sublease Premises to Subtenant in the required condition. In the event that the term of this Sublease commences after the Sublease Commencement Date specified in the Basic Sublease Information, the expiration date of this Sublease shall continue to be the Sublease Expiration Date specified in the Basic Sublease Information, the term of the Sublease shall be adjusted accordingly, and the Monthly Base Rent Schedule shall be adjusted accordingly so that Subtenant enjoys all of the rent concessions contained therein. In the event that Sublandlord does not deliver possession of the Sublease Premises by August 15, 2005 (and such delay is not attributable to any act or omission of Subtenant), Subtenant may terminate this Sublease and the Security Deposit and any prepaid Rent shall be returned to Subtenant.

(c) Subtenant is taking possession of the Sublease Premises in its “AS-IS” condition except for the following items (which items are to be performed by Sublandlord as set forth in this Section 1(c)): (i) carpets cleaned, (ii) walls patched and paint touched up; and (iii) professional cleaning. Sublandlord makes no representations or warranties with respect to the Sublease Premises except as otherwise expressly set forth in this Sublease, and Sublandlord shall have no obligation hereunder to make, install, remodel or alter any tenant improvement for the benefit of Subtenant or otherwise make or perform any repairs, renewals or replacements to the Sublease Premises as an inducement to Subtenant to enter into this Sublease or as a condition precedent to the effectiveness of this Sublease. Notwithstanding the above, Sublandlord represents to Subtenant that, to the best of Sublandlord’s knowledge as of the Effective Date: (i) the Sublease Premises are in good working order, condition and repair; and (ii) there are no material defects in the Sublease Premises or the Building that would unreasonably interfere with Subtenant’s use of the Sublease Premises for Subtenant’s ordinary business purposes to the extent such purposes are consistent with the Permitted Use of the Sublease Premises.

(d) Subtenant acknowledges that the square footage of the Sublease Premises as specified in Section 1(a) is an estimate and that Sublandlord does not warrant the exact square footage of the Sublease Premises. Subtenant and Sublandlord accept the square footage of the Sublease Premises as that specified in Section 1(a) above, and for purposes of this Sublease neither party shall have the right to modify the square footage of the Sublease Premises during the Sublease Term.

(e) Subtenant shall have the right:

(i) subject to compliance with Sublandlord’s reasonable security procedures, to the non-exclusive use of the Building lobby, hallways to the Sublease Premises and restrooms;

(ii) subject to compliance with Master Landlord’s rules and regulations, to the non-exclusive use of the Common Areas as provided for in Section 2.02 of the Master Lease;

(iii) commencing on the Sublease Commencement Date, to the use of three (3) parking spaces per 1,000 rentable square feet of the Sublease Premises free of charge throughout the Sublease Term and any extensions thereof;

(iv) subject to any limitations set forth in the Master Lease, to access to the Sublease Premises 24 hours per day, 7 days per week, 52 weeks per year; and

(v) at Subtenant’s sole expense and on a non-exclusive basis, to maintain a full-time or part-time receptionist presence in the main entry lobby of the Building, provided that Subtenant shall direct such receptionist (if any) to assist in directing visitors of, and occasional deliveries to, other Building tenants.

(f) Subtenant’s use of and access to the warehouse area and UPS area indicated with cross-hatch marks on Exhibit B-1 on the first floor of the Building shall be shared with the other subtenants (if any) in the Building. In the event that Sublandlord subleases space in the Building to one or more additional subtenants desiring use of and access to the warehouse area and UPS area, Sublandlord shall install, at Sublandlord’s expense, locking storage areas in the warehouse area for the use of Subtenant and the other subtenant(s). Such locking storage areas shall consist of cages configured with chainlink fencing up to eight feet high and with no top on the cage. In such case, Subtenant’s locked storage area within the warehouse shall be approximately 310 square feet, as shown on Exhibit B-1. Subtenant shall not be charged any additional Monthly Base Rent for its access to and use of the warehouse area and the UPS area, and Subtenant shall have the right, subject to this Section 1(f), to use its Percentage Share of the UPS power. Subject to an agreement with Openwave Systems, Inc., the only existing subtenant in the Building as of Effective Date (“Openwave”), as to a pro rata allocation of the UPS power resources, if Subtenant determines that another subtenant is using more than its pro rata share of the UPS power and this use impinges on Subtenant’s use of UPS power, then Subtenant shall notify Sublandlord of this fact and Sublandlord will use commercially reasonable efforts to cause the over-user to cut its use to only its pro rata share, provided that such overuse and proper UPS power use allocation can be reasonably determined. Sublandlord’s obligation to cause Openwave to limit its use of UPS power shall be conditioned upon, and limited by the terms of, an agreement to be worked out by Subtenant with Openwave regarding a pro rata sharing of the UPS power.

2. INCORPORATION OF MASTER LEASE

(a) This Sublease is subject to all of the terms and conditions of the Master Lease and, except as set forth in Section 11 below, the rights and obligations of Lessor and Lessee under those provisions of the Master Lease incorporated into this Sublease shall be deemed to be the rights and obligations of Sublandlord and Subtenant, respectively, as they relate to the Sublease Premises and the Building. All of the terms and conditions of the Master Lease are incorporated herein as terms and conditions of this Sublease (with each reference therein to Lessor, Lessee and Premises to be deemed to refer to Sublandlord, Subtenant and Sublease Premises, respectively), excepting only the following provisions of the Master Lease and as set forth in Section 11 below:

Sections:    1.01, 2.01, 2.04, 3.01, 3.02, 4.01, 4.02, 4.03, 4.06, 5.03, 5.04, 7.03, 17.08, 17.14, 17.24

Exhibits:    B, C, D, E, F, G

(b) In the event that either Subtenant or Sublandlord shall receive any notice from the Master Landlord regarding a default pursuant to any of the provisions of the Master Lease, the party receiving such notice shall promptly give a copy thereof to the other party.

(c) Sublandlord represents and warrants for the benefit of Subtenant that: (i) the copy of the Master Lease attached hereto is a true, correct and complete copy thereof; (ii) there exist no amendments, modifications or other agreements (whether oral or written) affecting the Master Lease except as attached hereto; (iii) to Sublandlord’s current knowledge, neither Sublandlord nor Master Landlord is in default under the provisions of the Master Lease, nor is there any event, condition or circumstance existing which, with notice or the passage of time (or both), would constitute a default or event of default thereunder; (iv) the Master Lease is in full force and effect and is a valid and binding obligation of Sublandlord and Master Landlord; and (v) to Sublandlord’s current knowledge, there are no pending or threatened actions, suits or proceedings before any court or administrative agency against Sublandlord, Master Landlord or the Premises which could, in the aggregate, adversely affect the Sublease Premises (or any part thereof) or the ability of Sublandlord to perform its obligations under this Sublease or the Master Lease, and Sublandlord is not aware of any facts which might result in any such actions, suits or proceedings.

(d) So long as Subtenant complies, within all applicable notice and cure periods, with its obligations under this Sublease (including the payment of all Rent when due), Sublandlord shall preserve the Master Lease and keep the Master Lease in full force and effect throughout the Sublease Term (unless the failure to keep the Master Lease in full force and effect is caused in whole or in part by Subtenant’s, or its agents’, employees’ or contractors’ acts or omissions), subject to Sublandlord’s right to terminate the Master Lease in connection with casualty or condemnation. Notwithstanding anything to the contrary contained in this Sublease or the Master Lease, Sublandlord shall not surrender the Sublease

Premises, amend the terms of the Master Lease in such a manner as to materially adversely affect Subtenant’s use of the Sublease Premises or increase the obligations or decrease the rights of Subtenant hereunder, or voluntarily terminate the Master Lease during the Sublease Term (except in connection with casualty or condemnation as permitted under the Master Lease), unless and until Master Landlord has agreed in writing to continue this Sublease in full force and effect as a direct lease between Master Landlord and Subtenant upon and subject to all of the terms, covenants and conditions of this Sublease for the balance of the Sublease Term, including any extensions thereto. If Master Landlord so consents, Subtenant shall attorn to Master Landlord in connection with any such surrender or voluntary termination and shall execute an attornment agreement in such form as may be reasonably satisfactory to Master Landlord and Subtenant.

3. TERM AND TERMINATION

(a) The term of this Sublease (the “Sublease Term”) shall commence on the Sublease Commencement Date specified in the Basic Sublease Information and end on the Sublease Expiration Date specified in the Basic Sublease Information, unless extended pursuant to the provisions of Section 4 hereof or earlier terminated pursuant to the provisions of this Sublease.

(b) In the event of the termination for any reason of Sublandlord’s interest as Lessee under the Master Lease, then this Sublease shall terminate therewith without any liability of Sublandlord to Subtenant; provided, however, that Sublandlord shall be liable to Subtenant for any termination of the Sublease that results from Sublandlord’s material breach of the Master Lease, to the extent that such material breach is not caused in whole or in part by Subtenant or its agents, contractors, employees or invitees or any third party not affiliated with Sublandlord. To the extent that the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease in connection with a casualty or condemnation, then Sublandlord shall be entitled to exercise or not exercise such right in its sole and absolute discretion, without the prior written consent of Subtenant. Sublandlord shall give Subtenant notice of any exercise by Sublandlord of such discretionary right to terminate the Master Lease concurrently with Sublandlord’s notice to Master Landlord.

(c) Provided that Subtenant has delivered its certificates of insurance to Sublandlord as required under this Sublease, then on or after June 7, 2005 Sublandlord shall deliver the Sublease Premises to Subtenant in the condition required by Section 1(c) above and Subtenant shall have the right to enter and occupy the Sublease Premises from and after such date (the “Early Occupancy Period,” which shall end on the Sublease Commencement Date); provided, that (i) Sublandlord and Subtenant have executed and delivered this Sublease and (ii) Master Landlord has executed and delivered its unconditional written consent to this Sublease. Subtenant’s early entry and occupancy during the Early Occupancy Period shall be subject to and in accordance with all of the terms and conditions of this Sublease other than that Subtenant shall have no obligation to pay Rent other than Utilities and janitorial expenses during the Early Occupancy Period.

4. OPTION TO RENEW

(a) If Subtenant is not in Default hereunder and has not at any time been in Default hereunder beyond the applicable cure period, Subtenant shall have the option to renew this Sublease (the “Renewal Option”), upon written notice thereof not less than six (6) months prior to the Sublease Expiration Date, either: (i) for a renewal term of one (1) year, commencing at the Sublease Expiration Date; or (ii) for a renewal term equal to the term remaining under the Master Lease. This Renewal Option may not be exercised by any assignee or subtenant of Subtenant, except for any assignee or subtenant permitted under Section 8(b) of this Sublease. If Subtenant timely exercises its Renewal Option provided in this Section 4(a), then this Sublease shall continue in full force and effect as written except that there shall be no further Renewal Options and the Monthly Base Rent shall be adjusted as provided in this Section 4.

(b) If Subtenant exercises its Renewal Option under Section 4(a)(i) above, the Monthly Base Rent for the renewal term shall be equal to $1.00 per square foot per month.

(c) If Subtenant exercises its Renewal Option under Section 4(a)(ii) above, the Monthly Base Rent for the renewal term shall be an amount equal to the fair market rental rate(s) for a five (5) year term for comparable space in the Greater San Francisco/Mid-Peninsula area (collectively “Fair Market Rent”), but in no event less than $1.00 per square foot per month. Sublandlord shall advise Subtenant in writing of Sublandlord’s calculation of Fair Market Rent no later than thirty (30) days after Subtenant has exercised its Renewal Option. If Subtenant disagrees with such calculation, it shall advise Sublandlord in writing thereof within thirty (30) days thereafter. If there is a disagreement on such calculation, the parties shall promptly meet to attempt to resolve their differences. If these differences as to Fair Market Rent are not resolved within a one (1) month period, then the parties shall submit the matter to arbitration in accordance with the terms of this Section 4 so that Fair Market Rent is determined no later than one (1) month prior to the Sublease Expiration Date.

(d) If the parties are unable to reach agreement on Fair Market Rent during the period specified in Section 4(c), then within ten (10) days thereafter either party may advise the other in writing of the name and address of its arbitrator. Each arbitrator shall be an appraiser or commercial real estate broker with at least ten (10) years of experience with commercial rental rates in the greater San Francisco/Mid-Peninsula area. Within ten (10) days after receipt of such notice from the initiating party (the “Initiator”) designating its arbitrator, the other party (the “Recipient”) shall give notice to the Initiator, specifying the name and address of the person designated by the Recipient to act as arbitrator on its behalf who shall be similarly qualified. If the Recipient fails to notify the Initiator of the appointment of its arbitrator within the time specified above, then the arbitrator appointed by the Initiator shall be the arbitrator to determine Fair Market Rent. The duty of the arbitrator(s) shall be to determine the Fair Market Rent. The arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed, and any decision as to Fair Market Rent in which the two arbitrators concur shall be binding and conclusive upon the parties. If within ten (10) days after such first meeting the two arbitrators shall be unable to agree promptly upon a determination of Fair Market Rent, they shall within ten (10) days thereafter appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators. Concurrently with their selection of the third arbitrator, the two arbitrators selected by the parties shall each furnish the third arbitrator with his or her determination of the Fair Market Rent in writing, supported by the reasons therefor, with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select one of the two proposed resolutions that most closely approximates the third arbitrator’s determination of Fair Market Rent. The third arbitrator shall make such selection within ten (10) days of receipt of the two proposed resolutions, and shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution that the third arbitrator chooses as most closely approximating his or her determination of Fair Market Rent shall constitute the decision of the arbitrators and be final and binding upon the parties. Each party shall pay the fees and expenses of its respective arbitrator and both shall share equally the fees and expenses of the third arbitrator (if any), and the attorneys’ fees and expenses of counsel for the respective parties and of witnesses shall be paid by the respective party engaging such counsel or calling such witnesses.

5. RENT

(a) Subtenant shall pay Monthly Base Rent in the amounts specified in the Basic Sublease Information to Sublandlord for each month of the Sublease Term, without offset or deduction for the Sublease Premises, in advance, on the first day of each month of the Sublease Term, in lawful money of the United States. Monthly Base Rent shall commence and be adjusted on the Rent Commencement Dates specified in the Basic Sublease Information. Rent for any partial month shall be prorated on the basis of the number of days in such month. All Monthly Base Rent and all other charges payable by Subtenant under this Sublease shall be referred to herein as “Rent.” Notwithstanding the foregoing, (i) for the two-month period commencing June 15, 2005 and ending August 14, 2005, the Subtenant shall be obligated to pay only the Utilities and janitorial costs associated with the Sublease Premises and (ii) for the two-month period commencing August 15, 2005 and ending October 14, 2005, the Subtenant shall be obligated to pay only the Utilities, janitorial costs, the Estimated Operating Expenses and the Building Maintenance Expenses associated with the Sublease Premises.

(b) In addition to Monthly Base Rent, and commencing on the date identified for that purpose in the Basic Sublease Information, on the first day of each month of the Sublease Term Subtenant shall pay as additional Rent Subtenant’s Share of the Master Premises Operating Expenses (as provided in the Basic Sublease Information). As used in this Sublease, the term “Master Premises Operating Expenses” means all actual out-of-pocket costs payable by Sublandlord to Master Landlord under Sections 4.05, 7.01, 9.01 and 9.02 of the Master Lease and the fitness center fees charged by Master Landlord for the Building (except for the insurance deductibles as set forth in Section 7.01 of the Master Lease, which will be part of the Master Premises Operating Expenses passed through to Subtenant only to the extent that, if Sublandlord is charged by Master Landlord for any insurance deductible as part of a casualty to the Building, then Sublandlord will treat that deductible expense as a capital expenditure to be amortized and charged to Subtenant at its Percentage Share of the charge based on the amortization schedule set forth in Section 6.05 of the Master Lease, with the useful life being the useful life of the repairs covered by the deductible).

(i) During each calendar year or partial calendar year of the Sublease Term, in addition to Monthly Base Rent Subtenant will pay to Sublandlord on the first day of each month an amount equal to the product of Subtenant’s Share of Master Premises Operating Expenses multiplied by the “Estimated Operating Expenses” for the Master Premises for such calendar year. “Estimated Operating Expenses” for any calendar year shall mean Sublandlord’s reasonable estimate of the Master Premises Operating Expenses for the ensuing calendar year, which estimate shall be based on the Master Landlord’s Statement received by Sublandlord from Master Landlord pursuant to Section 4.05 of the Master Lease. Sublandlord and Subtenant agree that the initial Estimated Operating Expenses for calendar year 2005 shall be $0.74 per rentable square foot of the Sublease Premises per month. During any partial calendar year during the Sublease Term, Estimated Operating Expenses will be estimated on a full-year basis. During the last month of each year during the Sublease Term, or as soon thereafter as practicable, Sublandlord will give Subtenant written notice of the Estimated Operating Expenses for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year, Subtenant will pay to Sublandlord the product of Subtenant’s Share of Master Premises Operating Expenses multiplied by the Estimated Operating Expenses for such calendar year; provided, however, that if such written notice is not given in the last month of the calendar year, Subtenant will continue to make monthly payments in the ensuing calendar year on the basis of the prior year’s Estimated Operating Expenses until the month after such written notice is given, at which time Subtenant will commence making monthly payments based upon the revised Estimated Operating Expenses and, in the month Subtenant first makes a payment based upon the revised Estimated Operating Expenses, Subtenant will also pay to Sublandlord the difference between the amount payable based upon the revised Estimated Operating Expenses and the amount payable based upon the prior year’s Estimated Operating Expenses for each month which has elapsed since the last month of the prior calendar year or, if Subtenant’s payments of the prior year’s Estimated Operating Expenses exceeded the revised or actual Estimated Operating Expenses for the year in question, Sublandlord shall credit the excess to Estimated Operating Expenses next coming due until credited in full. If at any time or times it reasonably appears to Sublandlord that the actual Master Premises Operating Expenses for any calendar year will vary from the

Estimated Operating Expenses for such calendar year, Sublandlord may, by written notice to Subtenant, revise the Estimated Operating Expenses for such calendar year, and subsequent payments by Subtenant in such calendar year will be based upon such revised Estimated Operating Expenses.

(ii) Nothing in this Section 5(b) shall modify Sublandlord’s and Subtenant’s obligations with respect to repair and maintenance of the Building and the Common Areas set forth elsewhere in this Sublease.

(c) Rent payments shall be sent to Sublandlord in care of the following address:

Informatica Corporation

100 Cardinal Way

Redwood City, CA 94063

Attn: Real Estate Department

(d) Subtenant shall pay Sublandlord a late charge, equal to the lesser of five percent (5%) of the late payment of Rent or interest on such Rent at the maximum rate permitted by law, if Rent is not received by Sublandlord within five (5) days after such payment is due.

(e) Upon execution of this Sublease, Subtenant shall deliver to Sublandlord Monthly Base Rent for the period of October 15, 2005 to November 14, 2005 in the amount of $33,190.95 and Subtenant’s Share of Master Premises Operating Expenses in the amount of $37,786.62 for the period of August 15, 2005 to September 14, 2005.

6. SERVICES AND UTILITIES

(a) The term “HVAC” as used in this Sublease shall mean the heating, ventilating and air conditioning system for the Building. The term “Building Systems” as used in this Sublease shall be the electrical, plumbing, lighting, HVAC, gas, sprinkler systems, loading doors, life safety, backup generator, UPS and sewer systems for the Building.

(b) From and after the commencement of the Early Occupancy Period, Sublandlord shall arrange for water, gas, electricity, HVAC, garbage collection and sewer service (collectively the “Utilities”) to be supplied to the Sublease Premises. Subtenant shall pay Subtenant’s Percentage Share of the cost of the Utilities supplied to the Building within thirty (30) days after receipt of Sublandlord’s invoices therefor. Subtenant shall have the right to request and review reasonable evidence supporting Sublandlord’s calculation of Subtenant’s Percentage Share of the costs for such Utilities, but Subtenant’s obligation to pay Subtenant’s Percentage Share of the cost of the Utilities shall not be dependent upon Subtenant’s review and approval of such supporting evidence. Notwithstanding anything to the contrary herein, Subtenant shall be responsible for HVAC expenses incurred by Subtenant’s use of the Sublease Premises after the business hours of 7:00 a.m. to 5:00 p.m., Monday through Friday, which expenses shall accrue at $ 75.00 per hour (provided, however, that such expenses will accrue at a rate of $25.00 per hour per zone after Subtenant has installed, at its sole expense, equipment reasonably acceptable to Sublandlord and at locations reasonably acceptable to Sublandlord that will enable Sublandlord to determine when a zone is turned on and off); provided, that the foregoing is an estimate only and Subtenant shall be required to reimburse Sublandlord only for the HVAC expenses actually incurred, without markup.

(c) Notwithstanding anything to the contrary in this Sublease, Sublandlord shall have no responsibility or liability for the interruption of water, gas, electricity, HVAC, garbage collection, sewer or any other Utility service to the Sublease Premises, and Subtenant shall not have the right to terminate this Sublease due to a failure of one or more Utilities to be supplied to the Sublease Premises;

provided, however, that if any Utilities services are interrupted such that Subtenant is unable to use all or substantially all of the Sublease Premises for more than fifteen (15) consecutive days, Subtenant shall be entitled to abatement of Rent for each day thereafter until such utility services are restored.

(d) Subtenant shall contract and pay for its own cable, internet, telephone and long distance services directly to the service provider.

(e) Subtenant shall contract and pay for its own security and janitorial services for the Sublease Premises (including trash removal from the Sublease Premises to the dumpster for the Building).

7. MAINTENANCE

(a) Subtenant shall, at its sole cost and expense, keep, maintain and repair the Sublease Premises as required by Section 6.01(a) of the Master Lease, except for those items to be maintained by Sublandlord as provided in Section 7(c) hereof. Without limiting the foregoing, Subtenant shall be responsible for repairing any damage to the Sublease Premises or the Building caused by Subtenant or its employees, agents or contractors which is beyond normal wear and tear, and Sublandlord shall have no liability therefore. Subtenant hereby expressly waives all rights to make repairs at the expense of Sublandlord as provided in Section 1942 of the California Civil Code; provided, however, that Subtenant may make emergency repairs if Subtenant has notified Sublandlord of an emergency condition needing immediate repair and the Sublandlord is unable or unwilling to make such immediate repairs within a reasonable time under the circumstances.

(b) The waiver of liability provided in the last sentence of Section 6.01(b) of the Master Lease shall apply to Sublandlord’s obligation to repair and maintain the Sublease Premises, and is incorporated herein by reference, with references to “Lessor” therein deemed to refer to Sublandlord and references to “Lessee” therein deemed to refer to Subtenant.

(c) Except for those items to be repaired, maintained or replaced by Master Landlord under the Master Lease, and except for the Sublease Premises (which shall be maintained by Subtenant), Sublandlord shall be responsible for the maintenance, repair and replacement of the Building, including the Building Systems and the Building Common Areas (as hereinafter defined), subject to Subtenant’s obligation to reimburse Sublandlord for Subtenant’s Percentage Share of the Building Maintenance Costs as provided in Section 7(d) hereof; provided, however, that notwithstanding anything in this Sublease to the contrary, Subtenant shall be responsible for the repair and maintenance of the HVAC within the Sublease Premises, and Sublandlord shall have no responsibility therefor. Sublandlord shall not have an obligation to perform such maintenance, repairs or replacements of the Building, Building Systems or Building Common Areas unless and until Subtenant has given Sublandlord notice of the need for such maintenance, repairs or replacements. The “Building Common Areas” shall mean the exterior Building walls, roof membrane, Building lobbies, hallways in non-exclusive areas, stairwells between floors, elevators and non-exclusive restrooms in the Building and other similar public areas and access ways. Subtenant acknowledges that, pursuant to the terms of the Master Lease, Master Landlord may change the Building Common Areas in Master Landlord’s sole and absolute discretion.

(d) In addition to the payment of Monthly Base Rent, Subtenant’s Share of Master Premises Operating Expenses, Subtenant’s Percentage Share of Utilities and any other additional items of Rent payable by Subtenant under this Sublease, Subtenant shall pay Sublandlord for Subtenant’s Percentage Share of the Building Maintenance Costs within thirty (30) days after Sublandlord has invoiced Subtenant therefor. Sublandlord represents that it has shared with and provided to Subtenant a list of planned and contracted for recurring Building Maintenance Costs for 2005 as attached hereto as Exhibit F and warrants that this list represents Sublandlord’s best estimate of required annual recurring

Building Maintenance Costs for 2005 of which Sublandlord is aware as of the Effective Date. Sublandlord represents that to the best of its knowledge as of the Effective Date the recurring Building Maintenance Costs for 2005 will be approximately $0.058 per square foot of rentable space per month, and Sublandlord further agrees to cap such recurring Building Maintenance Costs at $0.07 per rentable square feet of space per month for the period through August 15, 2006. As used in this Sublease, “Building Maintenance Costs” means all costs and expenses of operating, repairing, maintaining and replacing the Building (including the Building Systems and Building Common Areas) as Sublandlord may from time to time deem appropriate, in Sublandlord’s reasonable discretion, to comply with the Master Lease, including without limitation: (i) costs and expenses incurred by Sublandlord for those items which Sublandlord is required to keep maintain, repair and replace pursuant to Section 6.01(a) of the Master Lease (other than those items which Subtenant or any other subtenant of the Building is obligated to repair, maintain and replace); (ii) the cost of supplies, tools, materials and equipment for any other Building repairs and maintenance; (iii) costs incurred for inspection and servicing, including all outside maintenance contracts necessary or proper for the maintenance of the Building, the Building Systems and the Building Common Areas; (iv) janitorial services for the Building Common Areas, window cleaning, sweeping, rubbish removal, exterminating and water treatment; (v) the cost of repair, maintenance and replacement of elevator, electrical, plumbing and mechanical equipment and all other Building Systems and Building Common Areas; (vi) license, permit and inspection fees; (vii) costs of providing security, night watchmen or other security systems which Sublandlord may elect to provide in Sublandlord’s reasonable discretion; (viii) management fees incurred to cover accounting, bookkeeping and Building facilities property management services, which shall not exceed $20,000 per year for the entire Building with actual costs up to such cap being passed through as a Building Maintenance Costs (provided, that overhead, profit charges and other such charges and fees from contractors or maintenance service providers for their services, though those costs may be labeled as management fees on the invoices, shall be deemed not to constitute management fees for purposes of this clause (viii) and therefore not subject to such cap); and (ix) costs and expenses for any additional work, labor, materials, services or improvements to comply with any governmental laws, rules, regulations or other requirements applicable to the Premises. That portion of the above costs as are defined in Section 6.05 of the Master Lease as capital expenditures shall be subject to treatment as such under said Section 6.05. Subtenant shall have the right to request and review reasonable evidence supporting Sublandlord’s calculation of Subtenant’s Percentage Share of the Building Maintenance Costs, but Subtenant’s obligation to pay Subtenant’s Share of the Building Maintenance Costs shall not be dependent upon Subtenant’s approval of such supporting evidence. Notwithstanding the foregoing, Subtenant shall not be obligated to pay any Building Maintenance Costs that are (i) fairly allocable to any period of time prior to the Sublease Commencement Date or after the expiration or earlier termination of this Sublease (other than as a result of Subtenant’s default) or (ii) payable as a result of a material default by Sublandlord under the Master Lease or as a result of the gross negligence or willful misconduct of Sublandlord or its agents.

8. ASSIGNMENT AND SUBLETTING

(a) Except as provided in Section 8(b), any assignment or subletting by Subtenant of the Sublease or the Sublease Premises shall be governed by the assignment and subletting provisions of the Master Lease, and the term “Lessor” in Article XI of the Master Lease shall mean each of Master Landlord and Sublandlord. Sublandlord and Subtenant will share 50%/50% in all profits associated with an assignment or subletting after any profits due to Master Landlord have been paid, with such profits to be net of Subtenant’s reasonable leasing commissions, legal fees, proceeds from the sale or lease of Subtenant’s personal property to any transferee and the cost of any improvements paid for by Subtenant.

(b) Subject to obtaining Master Landlord’s consent thereto as required under the Master Lease, Subtenant may assign or sublet the Sublease Premises (including the Renewal Option) without the consent of Sublandlord (and with Sublandlord’s cooperation in getting this same provision from Master Landlord in the Consent to Sublease as a condition precedent to this Sublease) to: (i) any corporation that controls, is controlled by or is under common control with Subtenant; (ii) any corporation resulting from the merger or consolidation of Subtenant; or (iii) any person or entity that acquires all or substantially all of the assets of Subtenant as a going concern of the business that is being conducted on the Sublease Premises (in each case, a “Permitted Assignee”); provided, that the Permitted Assignee assumes in full the obligations of Subtenant hereunder, and provided further that the use(s) to which the Sublease Premises are put does not change. Any such assignment or sublease shall not relieve Subtenant of its obligations hereunder.

9. NOTICES

All notices and demands of any kind required to be given by Sublandlord or Subtenant hereunder shall be in writing and effective the next business day after depositing with a nationally recognized overnight courier service such as Federal Express or three (3) days after depositing with the United States Postal Service as certified mail, return receipt requested, postage prepaid, and addressed to Sublandlord or Subtenant, as the case may be, at the address set forth below or at such other address as they may designate from time to time by giving notice in accordance with the provisions of this Section 9.

If to Sublandlord:	See Basic Sublease Information

If to Subtenant:	See Basic Sublease Information

If to Master Landlord:	See Basic Sublease Information

10. DEFAULTS

The default provisions set forth in Section 12.01 of the Master Lease are incorporated herein as if set forth herein in full; provided, that the proviso at the end of Section 12.01(a) thereof shall not be so incorporated herein.

11. PROVISIONS OF THE MASTER LEASE

(a) Notwithstanding anything to the contrary contained in this Sublease:

(i) Subtenant shall indemnify, defend, protect and hold harmless Sublandlord and its agents, employees, directors and officers pursuant to the indemnity provisions of the Master Lease, provided that Subtenant does not indemnify Sublandlord for Sublandlord’s gross negligence or willful misconduct;

(ii) Sublandlord does not assume, and is not assuming, any of the obligations of Master Landlord under the Master Lease (including the indemnification, compliance with laws, and maintenance obligations); provided, however, that Sublandlord shall continue to perform all of “Lessee’s” obligations under the Master Lease to the extent those obligations are not made the obligations of Subtenant pursuant to the provisions of this Sublease and shall otherwise comply with the provisions of Section 7(c) hereof; and

(iii) The right of entry of Master Landlord under the Master Lease shall be the right of each of Master Landlord and Sublandlord.

(b) References to “Lessor” in Section 2.02, the first five sentences of Section 6.01.b, Sections 6.02, 6.05, the first sentence of Section 7.01, and Sections 7.03, 8.01.a, 13.01, 13.02, 16.01, 17.13, and 17.19 of the Master Lease shall mean only Master Landlord. In addition, (i) the phrase “It is the intention of the parties hereto that this Lease shall not be terminable for any reason by Lessee” at the beginning of the third sentence of Section 4.04 shall not be deemed to terminate or otherwise modify Subtenant’s termination rights set forth in this Sublease, and (ii) the reference to “Lessor” in the third sentence of Section 9.01 shall mean both Sublandlord and Master Landlord. With respect to the waiver of subrogation contained in the Master Lease, such waiver shall, subject to the written approval of Master Landlord, be deemed to be modified to constitute an agreement by and among Master Landlord, Sublandlord and Subtenant. The waivers and limitations of liability set forth in Section 7.07(c) of the Master Lease shall be mutual as between Sublandlord and Subtenant.

12. ALTERATIONS

In the event that Subtenant desires to make alterations, additions or improvements to the Sublease Premises, Subtenant shall concurrently provide to each of Sublandlord and Master Landlord, in accordance with the notice provisions herein, a description of the proposed alterations, additions or improvements, together with and a copy of the proposed plans and specifications for review and approval. Subtenant shall make no alterations, additions or improvements in or to the Sublease Premises without the prior written consent of both Sublandlord and, if required by the Master Lease, Master Landlord. The parties acknowledge that Sublandlord may undertake certain Alterations at the Building, which Alterations will not exceed $100,000.00 in cost in any 12-month period, without the consent of Master Landlord pursuant to Section 6.03 of the Master Lease. Subtenant understands and agrees that Sublandlord shall allocate portions of such Alterations to the various subtenants at the Building in Sublandlord’s sole discretion, and may allocate all, some or none of such Alterations to the Sublease Premises as Sublandlord may from time to time determine is appropriate. Sublandlord shall not unreasonably withhold, condition or delay its consent to any proposed alteration, addition or improvement. Notwithstanding the foregoing, it shall not be unreasonable for Sublandlord to withhold consent to any alteration, addition or improvement for which Master Landlord does not provide consent. Sublandlord shall give its consent or reasons for failure to consent to any proposed alteration, addition or improvement within ten (10) business days after Sublandlord has received from Subtenant a description of the proposed alterations, additions or improvements together with and a copy of the proposed plans and specifications. Any such approved alterations, additions or improvements shall be installed in accordance with the terms of the Master Lease. In the event that Subtenant makes any such alterations, additions or improvements, Subtenant shall restore the Sublease Premises at the expiration or earlier termination of the Sublease Term to its condition existing as of the Sublease Commencement Date, reasonable wear and tear excepted, unless Master Landlord otherwise agrees in writing. If Master Landlord agrees in writing that any alterations, additions or improvements installed by Subtenant may remain in the Sublease Premises upon the expiration or earlier termination of this Sublease, Sublandlord shall not have the right to require that Subtenant remove those alterations, additions or improvements upon the expiration or earlier termination of this Sublease. The parties acknowledge that Subtenant intends to perform certain alterations at the inception of this Sublease (the “Initial T.I’s”), as more fully set forth in Exhibit D hereto. Subject to Master Landlord’s consent to the Initial T.I.’s, Sublandlord consents to the Initial T.I.’s. Master Landlord’s consent to the Initial T.I.’s is a condition precedent to this Sublease being effective as between Sublandlord and Subtenant.

13. SURRENDER AND HOLDOVER

Upon the expiration or earlier termination of this Sublease, Subtenant shall promptly quit and surrender to Sublandlord the Sublease Premises broom clean, in the same condition as received, ordinary wear and tear and loss by casualty (not arising from the actions or inactions of Subtenant or its agents, employees or contractors), acts of God, alterations, additions or improvements with respect to which Master Landlord has not reserved the right to require removal, Hazardous Materials (as defined below) not arising out of Hazardous Materials Activities conducted by Subtenant, its agents, employees, contractors, sublessees, assignees and invitees and condemnation excepted. Subtenant shall remove all of its movable furniture and other effects but shall leave the Furniture (as defined in Section 19 below) in the Sublease Premises. In no event shall Subtenant be obligated to remove any alterations, additions or improvements installed in the Sublease Premises by any person, including without limitation Sublandlord, prior to the earlier of the commencement of the Early Occupancy Period or the Sublease Commencement Date (or at any other time, if not constructed by or for the benefit of Subtenant). If Subtenant fails to so vacate the Sublease Premises on a timely basis as required, in addition to the amounts for which Subtenant is responsible under the provisions of the Master Lease for such failure to vacate Subtenant shall reimburse each of Sublandlord and Master Landlord for all costs, expenses, reasonable attorneys fees and damages (including but not limited to any amounts required to be paid to third parties who were to have occupied the Sublease Premises) incurred by Sublandlord and/or Master Landlord as a result of such failure to vacate, plus interest at the maximum rate allowed by law, on all amounts not paid by Subtenant within ten (10) days of demand.

14. SECURITY DEPOSIT

Within five (5) business days after the execution of this Sublease by Subtenant, Subtenant shall pay to Sublandlord the amount of the Security Deposit specified in the Basic Sublease Information as a non-interest bearing security deposit for Subtenant’s performance under this Sublease. The Security Deposit may be in the form of cash or an unconditional, irrevocable letter of credit without documents, from a bank and in a form reasonably acceptable to Sublandlord (provided, that Sublandlord hereby acknowledges that Mid-Peninsula Bank is acceptable to Sublandlord), with Sublandlord as beneficiary, drawable in whole or in part, and providing for payment at a location in the greater Bay Area on presentation. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts. In the event Subtenant has performed all of the terms and conditions of this Sublease throughout the Sublease Term, this amount paid as Security Deposit shall be returned to Subtenant within 30 days after Subtenant’s vacating the Sublease Premises, after first deducting any sums owing to Sublandlord. In the event Subtenant defaults, beyond applicable notice and cure periods, under this Sublease, Sublandlord will be entitled but not obligated to use or retain some or all of this Security Deposit to compensate for any unpaid rent, loss, expense or risk associated with the default, all without seeking judicial relief. In the event of such recourse to the Security Deposit, Sublandlord is entitled to require Subtenant to replenish the Security Deposit funds on ten (10) days’ written notice. In no event will Subtenant be entitled to have access to the Security Deposit or to require that any portion of the Security Deposit be paid over to the Master Landlord. If the Security Deposit is in all or in part in the form of a Letter of Credit, the failure of Subtenant to deliver a replacement Letter of Credit at least thirty (30) days prior to the expiration of the then-current Letter of Credit shall constitute a separate default entitling Sublandlord to draw immediately and entirely on the current Letter of Credit, and the proceeds thereof shall constitute a cash Security Deposit. Notwithstanding the foregoing, if for any reason Sublandlord draws on the Letter of Credit, then Subtenant shall have the right, upon ten (10) days’ prior written notice to Sublandlord, to obtain a refund from Sublandlord of any unapplied proceeds of the Letter of Credit which Sublandlord has drawn upon, any such refund being conditioned upon Subtenant simultaneously delivering to Sublandlord a replacement Letter of Credit meeting the requirements of this Section 14.

15. HAZARDOUS MATERIALS

(a) As used herein, the terms “Environmental Laws,” “Hazardous Materials,” and “Hazardous Material Activities” shall have the same meanings as identified on Exhibit C, which is incorporated herein in its entirety by this reference.

(b) Subtenant shall conduct any and all of its Hazardous Materials Activities on the Premises and Sublease Premises in compliance with the provisions of the Master Lease and all applicable Environmental Laws.

(c) Subtenant shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all environmental permits, licenses, certificates, authorizations, or approvals required under any Environmental Laws for any Hazardous Materials Activities at the Premises or Sublease Premises by Subtenant (“Environmental Approvals”).

(d) Sublandlord and Subtenant each shall deliver promptly to the other any notices, orders or similar documents received from any governmental agency or official or third party concerning any alleged violation of any Environmental Law. Upon having knowledge thereof, Sublandlord and Subtenant each shall promptly provide notice to the other party of:

(i) any regulatory action that has been instituted or threatened by any governmental agency or court with respect to the Premises or the Sublease Premises that relates to any Hazardous Materials Activities;

(ii) any claim relating to any Hazardous Materials Activities at the Premises or the Sublease Premises; or

(iii) any actual or threatened material release on, under or about the Premises or Sublease Premises of any Hazardous Material(s), except any Hazardous Material(s) whose discharge or emission is expressly authorized by and in compliance with an Environmental Approval issued by a federal, state, regional or local governmental agency pursuant to Environmental Laws.

(e) Subtenant shall indemnify, hold harmless and defend Sublandlord and Master Landlord from and against any liabilities, claims, demands, obligations, responsibilities, losses, damages (whether punitive or consequential), charges, costs and expenses (including without limitation attorneys’, experts’ and consultants’ fees, costs of investigation and feasibility studies), fines, penalties, and monetary sanctions or interest which are incurred at any time related directly or indirectly to Hazardous Materials Activities of Subtenant or its employees, agents, contractors or invitees on or about the Premises or the Sublease Premises, except to the extent that any of the foregoing is caused by the gross negligence or willful misconduct of Sublandlord or Master Landlord.

(f) Sublandlord represents to Subtenant that, to the best of Sublandlord’s knowledge as of the Effective Date, there are no actions, proceedings or claims pending or threatened concerning any Hazardous Materials at the Sublease Premises.

(g) The provisions of Section 15(e) shall survive the expiration or earlier termination of this Sublease.

16. SIGNAGE

Subtenant shall be entitled to place its corporate name and logo as the primary tenant at the Building on Subtenant’s Percentage Share of the Building monument signage, in the Building’s lobby area and at the reception desk. Subtenant’s signage at the reception desk will be exclusive, and any other subtenant’s signage in the lobby area of the Building shall be limited to the wall directory. All Signage shall comply with Master Landlord’s published signage specifications for the Building, with such signage also being subject to the approval of the Master Landlord, the approval of the Sublandlord, the terms of the Master Lease, any CC&Rs and the City of Redwood City sign ordinances. The approval of the Sublandlord shall not be unreasonably withheld or delayed; provided, that it shall not be unreasonable for Sublandlord to withhold its approval if Master Landlord withholds its approval. Subtenant shall remove such signage at the expiration or earlier termination of the Sublease Term at Subtenant’s sole cost and expense, and shall restore any damage caused by such removal.

17. SUBTENANT’S INSURANCE

Subtenant shall, during the entirety of the Sublease Term, keep in full force and effect the general liability insurance, all risk property insurance, worker’s compensation insurance and any other insurance required to be carried by Sublandlord as lessee under the Master Lease, all in accordance with the provisions of the Master Lease. Master Landlord and Sublandlord shall be named additional insureds against claims for personal injury and property liability as described in the Master Lease. Subtenant shall deliver to Sublandlord, at least ten (10) days prior to the respective Sublease Commencement Date and thereafter at least thirty (30) days prior to expiration of each such policy, certificates of insurance evidencing the coverages required to be carried by Subtenant herein with limits not less than those specified in the Master Lease.

18. MASTER LANDLORD’S CONSENT

This Sublease (and delivery of possession of the Sublease Premises to Subtenant) is subject to the written consent of Master Landlord, which consent is governed by the terms of the Master Lease but shall also be upon terms and conditions acceptable to Subtenant and Sublandlord in their reasonable discretion. If Master Landlord refuses to consent unconditionally to this Sublease, or if the Master Landlord’s consent does not contain terms and conditions that are acceptable to Sublandlord or Subtenant, this Sublease shall terminate and neither party shall have any continuing obligation to the other with respect to the Subleased Premises; provided, that Sublandlord shall promptly return to Subtenant all sums paid by Subtenant to Sublandlord in connection with Subtenant’s execution of this Sublease. In the event such unconditional consent of Master Landlord is not obtained by Sublandlord by June 21, 2005, then either Sublandlord or Subtenant may terminate this Sublease by giving the other party ten (10) days’ prior written notice, in which case this Sublease shall terminate on the day following the last day of the ten (10) day notice period (unless Master Landlord’s consent is obtained during such ten (10) day period, in which case this Sublease shall remain in full force and effect), neither party shall have any further rights or obligations hereunder and Sublandlord promptly shall return to Subtenant all sums paid by Subtenant to Sublandlord in connection with Subtenant’s execution of this Sublease.

19. FURNITURE

(a) Sublandlord agrees to lease to Subtenant, and Subtenant agrees to lease from Sublandlord, the existing cubicles, furniture, break room and training room furniture (if any), audio-visual equipment (if any), cable wiring, and phone wiring located in the Sublease Premises as of April 15, 2005 (collectively, the “Furniture”) for the duration of the Sublease Term at no additional Rent hereunder. The Furniture is currently located in the Sublease Premises. Sublandlord and Subtenant shall work together to create a list of the Furniture prior to the Sublease Commencement Date, and shall attach such list to this Sublease as Exhibit E hereto. Notwithstanding the foregoing, Subtenant shall not have the right to utilize Sublandlord’s phone system or phones. Subtenant shall install its own phone switch and incoming data lines from the telephone utility company at Subtenant’s sole cost and expense.

(b) Subtenant may not remove the Furniture from the Sublease Premises, except as may be necessary for routine maintenance or repair. The Furniture shall be deemed to have been accepted by Subtenant for all purposes under this Sublease upon Subtenant’s occupancy of the Sublease Premises. Sublandlord represents to Subtenant that Sublandlord owns the Furniture free of all claims of third parties thereto. No right, title or interest in the Furniture shall pass to Subtenant other than the right to maintain possession and use of the Furniture for the Sublease Term. Subtenant shall give and record such notices and take such other commercially reasonable action at its own expense as may be necessary to prevent any third party from acquiring or having the right under any circumstances to acquire any interest in the Furniture which arises due to Subtenant’s actions. Subtenant accepts the Furniture in its “AS IS” condition, and Sublandlord hereby disclaims any and all warranties with respect to the Furniture, including without limitation the warranty of merchantability and fitness for a specific use. Subtenant hereby assumes all risk of loss, damage or destruction (beyond normal wear and tear) to the Furniture from the date of commencement of Subtenant’s occupancy of the Sublease Premises until the Furniture has been returned to, and accepted by, Sublandlord upon the expiration or earlier termination of the Sublease Term. If during the Sublease Term any item of Furniture shall become lost, stolen, destroyed, damaged beyond repair or rendered permanently unfit for use for any reason (beyond normal wear and tear), or in the event of any condemnation, confiscation, theft or seizure or requisition of title to or use of the Furniture not caused by Sublandlord, Subtenant shall immediately pay to Sublandlord an amount equal to the value of such item at the time of such loss.

20. BROKERS

(a) Subtenant represents and warrants that it has not had dealings with any real estate broker, finder or other person who could claim a commission or finder’s fee from Sublandlord with respect to this Sublease other than Subtenant’s Broker specified in the Basic Sublease Information. Sublandlord shall pay Sublandlord’s Broker a commission on this Sublease, subject to the terms of a separate agreement. Sublandlord’s Broker shall share such commission with Subtenant’s Broker.

(b) Sublandlord represents and warrants that it has not had dealings with any real estate broker, finder or other person who could claim a commission or finder’s fee from Sublandlord with respect to this Sublease other than Sublandlord’s Broker.

(c) Each party shall indemnify, defend and hold the other harmless from all damages, costs, expenses, and liability resulting from such party’s breach of the foregoing representation and warranty. This indemnity shall survive the termination of the Sublease.

21. INDEMNITY

Each of Sublandlord and Subtenant agrees to indemnify and hold the other party, and its officers, agents and employees, harmless from and against all claims due to or arising from (i) the gross negligence or willful misconduct of the indemnifying party and (ii) breach of the Master Lease by the indemnifying party (but not by any third party). These obligations under this Section 21 shall survive the termination of this Sublease. Following notice from the indemnified party, the indemnifying party shall defend all claims covered by indemnity at its expense by counsel reasonably satisfactory to the indemnified party. As used herein, “Claims” shall mean obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages, including consequential and punitive damages, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses).

22. FITNESS CENTER

A fitness center exists within the complex and, to the extent it is open and operating, is available for Subtenant’s use at no additional cost on the terms and conditions provided herein. Subtenant’s membership to the fitness center shall be limited to 2 memberships per 1,000 rentable square feet of the Sublease Premises, and shall be subject to all the rules and regulations of the Master Landlord. Sublandlord does not represent or warrant to Subtenant that Master Landlord will continue to maintain and operate the fitness center for the tenants of the complex. The continued availability of the fitness center shall not be condition precedent to this Sublease, and the failure of the fitness center to be available to Subtenant shall have no effect upon this Sublease or the rent payable by Subtenant to Sublandlord under this Sublease.

23. CAFETERIA

A cafeteria exists within the complex and, to the extent it is open and operating, is available for Subtenant’s use at no additional cost on the terms and conditions provided herein. Sublandlord does not represent or warrant to Subtenant that Openwave will continue to open and operate the cafeteria for tenants of the Building, and the continued availability of the cafeteria shall not be condition precedent to this Sublease and shall have no effect upon this Sublease or the rent payable by Subtenant to Sublandlord under this Sublease. If Openwave operates the cafeteria for its own people and any third parties, the cafeteria will be open to other tenants of the Building and Subtenant will have reasonable access and use of the cafeteria during the hours of food services operations. Sublandlord will use its commercially reasonable efforts, promptly following the Effective Date of this Sublease to assist Subtenant in arranging discussions with Openwave regarding reasonable access and use of the cafeteria during the hours 7:30 a.m. – 3:00 p.m, Monday through Friday.

24. USE

Subtenant shall use the Sublease Premises solely for the Permitted Use identified in the Master Lease and for no other purpose without the consent of Sublandlord and Master Landlord, which consent may be withheld in Master Landlord’s discretion pursuant to the terms of the Master Lease. Subtenant agrees that its use shall comply with all applicable laws, statutes, ordinances, governmental rules, regulations and requirements, including without limitation all applicable fire and building codes and all Environmental Laws (collectively, “Governmental Requirements”), and that it shall not use or permit the Sublease Premises to be used for any purposes other than those described above. Subtenant shall not commit or permit to be committed on the Sublease Premises any act or omission which shall violate any term or condition of the Master Lease, or that would create waste or a nuisance or interfere with or disturb other tenants in the Building.

25. MISCELLANEOUS

(a) This Sublease may be executed in one or more counterparts, each of which shall be deemed the original, and together which shall constitute an original. Facsimile signatures shall be treated and have the same effect as original signatures.

(b) The individuals signing below represent that they have the requisite corporate authority to execute this Sublease on behalf of their respective corporations and to bind their respective corporations to the terms and conditions of this Sublease.

(c) This instrument contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner other than by an agreement in writing signed by all of the parties hereto. This Sublease supersedes and revokes all prior agreements, negotiations, letter of intent and understandings, whether oral or in writing, between the parties or their respective representatives.

(d) The benefit of the provisions of this Sublease is expressly limited to Sublandlord and Subtenant and their respective permitted successors and assigns. Under no circumstances will any third party be construed to have any rights as a third party beneficiary with respect to any of said provisions.

(e) The Basic Sublease Information is incorporated in this Sublease in its entirety by this reference.

(f) If any party brings an action or proceeding to enforce the terms hereof or declare rights hereunder the prevailing party in such proceeding, action or appeal thereon, shall be entitled to recover its reasonable attorneys’ fees, expert witness fees and costs.

(g) If for any reason Sublandlord receives from Master Landlord an abatement of rent for damage, destruction, condemnation, force majeure or other impairment of Subtenant’s ability to use the Sublease Premises under the terms and conditions of the Master Lease, Subtenant shall be entitled to an abatement of Rent due under this Sublease for the same period of time and to the same extent (but on a percentage basis only) that Sublandlord’s rent shall have been abated under the Master Lease.

(h) Unless otherwise expressly provided herein, whenever the Sublease requires an approval, consent, designation, determination, selection or judgment by either Sublandlord or Subtenant, such approval, consent, designation, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed, and in exercising any right or remedy hereunder each party shall at all times act reasonably and in good faith.

26. DAMAGE AND DESTRUCTION

In the event of damage or destruction to the Sublease Premises such that the Sublease Premises are no longer usable by Subtenant and as to which repairs will take longer than one hundred eighty ((180) days to complete, Subtenant may terminate this Sublease. In addition, Subtenant shall have no liability for the restoration of any alterations, additions or improvements that were not constructed by or for the benefit of Subtenant.

27. QUIET ENJOYMENT

Subtenant shall peacefully have, hold and enjoy the Sublease Premises subject to the terms and conditions of this Sublease, provided that Subtenant pays all Rent and performs all of Subtenant’s other covenants and agreements contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the Effective Date.

SUBLANDLORD:	SUBTENANT:

INFORMATICA CORPORATION,	NIKU CORPORATION,
a Delaware corporation	a Delaware corporation

By:	By:
Print Name:	Print Name:
Title:	Title:

Exhibit A

Copy of Master Lease

(Attached)

Exhibit B

Plan of Sublease Premises

(Attached)

Exhibit B-1

Plan of Warehouse and UPS Areas

(Attached)

Exhibit C

Hazardous Materials Definition

Hazardous Materials: For purposes of this Sublease, “Hazardous Materials” shall be defined as oil, petroleum explosives, asbestos, radioactive materials, toxic substances or similar materials, including, without limitation, any substances which are or become defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic wastes,” or toxic substances” under applicable Environmental Laws, or any material the presence of which upon, at, on, under, beneath or above the Property causes or threatens to cause a hazard to human health or safety or the environment.

Environmental Laws: For purposes of this Sublease, “Environmental Laws” shall be defined as any and all applicable past, present and future federal, state or local statutes, laws, regulations, rules, ordinances, codes, licenses, permits orders, actions, policies, approvals, plans, authorizations, treaties, consent decrees, injunctions, restrictions, and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of governing jurisdictions relating to protection of human health and safety and the indoor and outdoor environment, including without limitation all requirements relating to emissions, discharges or releases or threatened releases of Hazardous Materials into the environment, including without limitation, ambient air, surface water, groundwater, or land or otherwise relating to Hazardous Materials Activities or the cleanup or other remediation thereof.

Hazardous Materials Activities: For purposes of this Sublease, “Hazardous Materials Activities” shall be defined as the use, processing, distribution, generation, manufacture, handling, storage, transportation, treatment, disposal, emission, discharge, release, or threatened release, of, or remedial actions concerning, any Hazardous Materials.

Exhibit D

Initial T.I.’s

(Attached)

Exhibit E

Furniture List

(Attached)

Exhibit F

Recurring Building Maintenance

Costs for 2005